PROSPECTUS SUPPLEMENT

(To Prospectus dated March 26, 2021)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-254343

Up to $7,791,900

Common Shares

This prospectus supplement amends and supplements the information in the prospectus, dated March 26, 2021, filed as a part of our registration statement on Form S-3 (File No. 333-254343), or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

Under the Prior Prospectus, we initially registered up to $25,000,000 of our common stock, par value $0.0001 per share, for offer and sale pursuant to an equity distribution agreement, or sales agreement, with Oppenheimer & Co. Inc. (the “Agent”).

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Prior Prospectus. As of March 25, 2022, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $23,375,738, which was calculated based on 51,946,084 shares of our common stock held by non-affiliates at a price of $0.45 per share, the closing price of our common shares on February 10, 2022. During the 12-calendar month period that ends on, and includes, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6. of Form S-3.

As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the sales agreement, we are decreasing the number of shares of our common stock that we are offering pursuant to the sales agreement, such that we are registering the offer and sale of our common stock having an aggregate offering price of up to $7,791,900 from time to time through the Agent.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MOTS.” On March 25, 2022, the last reported sales price of our common stock on the Nasdaq Capital Market was $0.39 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Oppenheimer & Co.

The date of this prospectus supplement is March 29, 2022.